UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2009

CINTEL CORP.
 (Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-100046 (Commission File Number)	52-2360156 (I.R.S. Employer Identification Number)

9900 Corporate Campus Drive, Suite 3,000, Louisville, KY 40223
 (Address of principal executive offices) (zip code)

(502) 657-6077
 (Registrant's telephone number, including area code)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On February 12, 2009, Kwang Hee Lee resigned as President, CEO, Secretary, and Treasurer of Cintel Corp. (the “Company”). On February 13, 2009, Dave Kyung Han was appointed as President, CEO, Secretary, and Treasurer of the Company. Since 2004 Mr. Han has served as the CEO of Hitrax, Inc., a RFID solution provider company based in Seoul, Korea. From 2002 through 2004, Mr. Han served as the CEO of Matek, Inc. a IT business development company based in Seoul, Korea.  Mr. Han has served as an independent consultant in IT project management for government and commercial customers. Mr. Han has also served as Senior Systems Analyst for the US House of Representatives Committee on House Administration and Senior Systems Engineer at Wang Laboratories. Mr. Han received a BSEE degree from Capital Institute of Technology.

Mr. Han was also appointed to serve as a Director of the Company on February 13, 2009.

On February 12, 2009 Jin Kwang Choi resigned from his position as Interim Chief Financial Officer of the Company. To fill the vacancy created by Mr. Choi’s resignation, Joo Chan Lee was appointed as Chief Financial Officer of the Company on February 13, 2009. From 2003 through 2008, Mr. Lee served as Vice President of Hitrax Inc., a RFID solution provider based in Seoul, Korea. From 2001 through 2003, Mr. Lee served as CEO of Seoul Press Co. Ltd., a press machine manufacturing company based in Seoul, Korea. Mr. Lee also served as CFO of Seoul Data Telecommunication Co. Ltd. and J&J Co. Ltd. Mr. Lee received a B.A in Economics from Sogang University, Seoul Korea.

Effective February 16, 2009, Sang Don Kim resigned as a director of the Company. There were no disagreements with Mr. Kim that led to his resignation.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINTEL CORP.

Dated: February18, 2009	By:	/s/ Dave Kyung Han
Dave Kyung Han
President & Chief Executive Officer